Exhibit 10.1

December 10, 2012

Mr. Donald N. DeMorett

6320 Fernbrook Lane

Maple Grove, MN 55311

Dear Don:

I am pleased to offer you the position of Chief Operating Officer with a monthly salary of $18,750 ($225,000 annually). In this position you will be classified as an exempt employee reporting to Mr. Robert Demorest. You will be eligible to participate in the company Incentive Pay Plan. The bonus will be based on meeting the goals of the Business Unit(s) your department primarily influences as defined in the MOCON Incentive Pay Plan Number 10-018E. Currently your actual incentive amount paid is 55% of eligible base earnings multiplied by the percentage of pre-tax profit goals achieved up to a maximum of 150%.  In addition, you will be paid a one-time cash signing bonus of $20,000 at the first applicable pay period after your start date.  You will also receive the use of a company-owned vehicle and will be granted 10,000 stock options on or near your starting date.  Further, you will have the opportunity to earn an additional $10,000 special bonus which will be based on achieving certain pre-determined goals as set by the Board of Directors.

This is a full-time position with full benefits.  You will be eligible for health insurance, dental insurance and disability/life insurance the first of the month after 30 days of employment.  You will be eligible to participate in our 401(k) plan per the eligibility requirements of the plan.  Also, you will earn four weeks of vacation per year.

At MOCON, your employment is at will and you will be subject to the policies, practices, rights and obligations established in the MOCON employee handbook. You will receive this handbook on your first day of employment. As a condition of employment you will be required to sign our Agreement Relating to Inventions, Secret Processes, Copyrights, Trademark, Trade Names, Confidentiality and Non-Competition and our Employee Confidentiality Agreement. These agreements need to be signed and dated on your first day of employment with MOCON. Enclosed please also find a list of acceptable I-9 documents, which you are required to bring with you on your first day.

I am looking forward to having you join us on XXX. If you have any questions, please feel free to call me at 763-493-6370.

Sincerely,

/s/ Robert L. Demorest

Robert L. Demorest
President and CEO
MOCON, Inc.

I accept the position as offered in this offer letter:

/s/ Donald N. DeMorett
Donald N. DeMorett

12/13/12
Date